Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF TRUST

OF

ADELPHIA CONTINGENT VALUE VEHICLE

This Certificate of Amendment to the Restated Certificate of Trust, dated February 13, 2007, of Adelphia Contingent Value Vehicle is filed in accordance with the provisions of Section 3810(b) of the Delaware Statutory Trust Act and sets forth the following:

First:	The name of the statutory trust is Adelphia Contingent Value Vehicle.

Second:	The Restated Certificate of Trust is hereby amended as follows:

The name of the statutory trust is:

Adelphia Recovery Trust

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment to the Restated Certificate of Trust this 15th day of March, 2007.

BANK OF NEW YORK (DELAWARE)		ADELPHIA RECOVERY TRUST

By:	/s/ Kristine K. Gullo	By:	/s/ Dean A. Ziehl
Name:	Kristine K. Gullo	Name:	Dean A. Ziehl
Title:	Vice President	Title:	Trustee, Chairman